FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “First Amendment”) is made and entered into effective as of December 11, 2025 (the “Amendment Effective Date”), by and between GIPFL 2601 WESTHALL LANE, LLC, a Delaware limited liability company (“Seller”), and THOMPSON, INC., Delaware corporation, registered in Alabama as Thompson Holdings, Inc. (“Purchaser”).

RECITALS

A.
Seller and Purchaser previously entered into that certain Purchase and Sale Agreement having an Effective Date of October 31, 2025 (the “Agreement”), regarding certain real property located in the City of Maitland, Orange County, Florida, and more particularly described in the Agreement.

B.
Seller and Purchaser desire to amend the Agreement in the manner provided for in this First Amendment.

C.
All capitalized terms used in this First Amendment shall have the same meanings ascribed to them in the Agreement, unless otherwise indicated herein to the contrary.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.
Recitals. The above-referenced recitals are true and correct and hereby incorporated into this First Amendment for all purposes.

2.
Ratification. The Agreement is hereby ratified as of the date hereof and declared in full force and effect as of such date, as modified and amended hereby. From and after the last date of execution of this First Amendment, all references to the Agreement shall be deemed to refer to the Agreement as amended by this First Amendment.

3.
Due Diligence Period. Purchaser hereby acknowledges and agrees that (i) the Due Diligence Period shall be deemed to have expired as of the Amendment Effective Date, and (ii) except for a default by Seller hereunder, Purchaser shall no longer have any right to terminate the Agreement pursuant to Section 8.0 of the Agreement.

4.
Purchase Price. Section 2.0 of the Agreement is hereby amended such that the Purchase Price originally set forth therein (i.e., $6,850,000.00) shall be reduced by the amount of One Hundred Forty-Eight Thousand and No/100 Dollars ($148,000.00) (the “Purchase Price Reduction”), as set forth in that certain quote prepared by BLEW, identified by Project #25-10314.02, and attached hereto as Exhibit ”A”, for certain elevator and restroom repairs on the Property, and the Purchase Price shall hereafter be the sum of Six Million Seven Hundred Two Thousand and No/100 Dollars ($6,702,000.00).

5.
Elevator and Restroom Repairs. As consideration for Seller providing Purchaser with the Purchase Price Reduction, Purchaser hereby acknowledges and agrees that as of the Amendment Effective Date, Purchaser shall automatically be deemed, on behalf of itself and on behalf of its transferees and their respective successors and assigns, to waive, relinquish, release and forever discharge Seller and Seller's Affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees) of any and every kind or character, known or unknown, by reason of or arising out of any elevator, restroom, and/or related equipment, systems, and facilities, as applicable, all as located on the Property, to the same extent provided in Section 21 with respect to the remainder of the Property. The provisions of this Section 5 shall survive the Closing.

6.
Generator. At Closing, Seller agrees to convey all of Seller’s right, title, and interest, if any, in and to the generator located on the Property by way of a quitclaim bill of sale.

7.
No Further Amendments. In the event of any inconsistencies between the terms and provisions of this First Amendment and the terms and provisions of the Agreement, the terms and provisions of this First Amendment shall control.

8.
Counterparts. This First Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to another to physically form one document. Facsimile copies or other electronic scans or reproductions of this First Amendment and the signatures thereon shall have the same force and effect as if the same were original.

[SIGNATURES ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, Seller and Purchaser have entered into this First Amendment to Purchase and Sale Agreement as of the Amendment Effective Date.

SELLER:

GIPFL 2601 WESTHALL LANE, LLC,

a Delaware limited liability company

By: /s/David Sobelman

David Sobelman,

its President

Execution Date: December 11, 2025

PURCHASER:

THOMPSON, INC.,

a Delaware corporation

By: /s/Chad Brown

Chad Brown,

its CEO

Execution Date: December 11, 2025

EXHIBIT "A"

BLEW Repair Quote

BLEW
Surveying | Engineering
Environmental

Exponential Possibilities
Maitland, Florida

Immediate / Short Term Repair Cost

Item	Quantity	Unit	Unit Cost	Replacement Percent	Immediate Total	Short Term Total	Comments
3.4.7 Elevators							
Elevator machinery. Replace (Hydraulic)	1	Allow	$93,000.00	100%	$0	$93,000	Replacement budget placeholder for elevator hydraulic equipment modernization.
Elevator Cab Interior and Controls, Modernization	1	EA	$30,000.00	100%	$0	$30,000	Remodel with system modernization upgrades to elevator cab and control panels.
Elevator Door, Install Code Required Lock Upgrade	1	Allow	$25,000.00	100%	$0	$25,000	Service maintenance budget for the upgrade of the elevator door.
5.4.3 ACCESSIBILITY							
ADA Compliant Restroom, Install	1	Allow	$10,000.00	100%	$10,000		Blew recommends at least one unisex or a men's and women's restroom be brought to full ADA compliance at the building with proper signage.
Total Repair Cost					$10,000.00	$148,000.00	

Project # 25-10314.02